Exhibit 99.1

Permianville Royalty Trust Announces Second Special Cash Distribution of Net Proceeds from Permian Basin Divestiture

HOUSTON, Texas — (BUSINESS WIRE) — November 6, 2023 – Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a special cash distribution to the holders of its units of beneficial interest of $0.077250 per unit, payable on November 22, 2023 to unitholders of record on November 16, 2023. As further described below, this special distribution represents the majority of the remaining net proceeds allocable to Trust unitholders from the divestiture of certain oil and natural gas properties in the Permian Basin (the “Divestiture Properties”) that constituted part of the properties burdened by the Trust’s 80% net profits interest. As previously announced, at a special meeting of the Trust unitholders on July 19, 2023, the Trust unitholders approved a transaction pursuant to which (i) COERT Holdings 1, LLC (the “Sponsor”) would sell the Divestiture Properties, (ii) the Trust would release the related net profits interest associated with the Divestiture Properties, and (iii) the net proceeds received by the Trust with respect to such sale would be distributed to the unitholders.

The following table displays the aggregate net proceeds from the sales of the Divestiture Properties and the aggregate net proceeds allocable to Trust unitholders for this distribution:

Net Proceeds from sale of Divestiture Properties	$6,712,000
Less: Transaction expenses	(627,149)
Plus: Buyer proxy expense reimbursement	288,000
Net proceeds from sale of Divestiture Properties	$6,372,851
Less: Amount allocable to the Sponsor’s 20% interest	(1,274,570)
Net proceeds allocable to the Trust’s 80% Interest	$5,098,281
Less: Indemnification Escrow amount	(250,000)
Less: October 13, 2023 Initial Cash Distribution	(2,299,110)
Remaining cash available for distribution by the Trust	$2,549,171
Number of units	33,000,000
Remaining special cash distribution per unit	$0.077250

As previously announced, the total closing proceeds received by the Sponsor from the Divestiture Properties, after preliminary closing adjustments, were approximately $6.7 million, before accounting for the incremental $0.3 million of partial expense reimbursement associated with the proxy solicitation. Transaction expenses, including expenses associated with the purchase and sale agreement as well as expenses associated with the special meeting of Trust unitholders on July 19, 2023, totaled $627,149. The initial special cash distribution announced on September 20, 2023 and paid to Trust unitholders on October 13, 2023 represented 50% of the Trust’s share of the net proceeds, with the remaining 50% (net of the escrow amount described below) to be temporarily retained as a source of payment of the Trust’s proportionate share of any post-closing purchase price adjustments, with any amount remaining after such adjustments to be paid to the Trust within five business days after finalization of the settlement statement and included in a distribution to unitholders. The special cash distribution announced today represents the remaining 50% of the Trust’s share of the net proceeds (net of the escrow amount described below), which were temporarily retained by the Sponsor as described above. In addition, an escrow amount of $250,000 continues to be held by the Sponsor to cover possible indemnification obligations under the purchase and sale agreement. Any remaining amount held in the escrow after payment of any indemnities contained in the purchase and sale agreement will be released to the Trust within 12 months after the closing of the sale and included in a distribution to unitholders.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Pursuant to Treasury Regulation Section 1.1445-8(b), a trust with interests that are regularly traded on an established securities market shall be liable to withhold tax upon the distribution of any amount attributable to the disposition of a U.S. real property interest, with respect to each holder of an interest in the trust that is a foreign person. Nominees and brokers should treat one hundred percent (100%) of this distribution as being attributable to the disposition of a U.S. real property interest. Nominees and brokers should withhold at a rate of twenty-one percent (21%) on the dollar amount of distributions made to foreign persons not to exceed such persons’ proportionate shares of the excess of (1) the amount of net gain realized by the Trust upon all transfers of U.S. real property interests over (2) the total amount of distributions made by the Trust. This announcement is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1445-8(f) by Permianville Royalty Trust.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include statements regarding the anticipated distribution to unitholders as a result of the disposition of certain properties and expected expenses. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor as a result of the sale of the Divestiture Properties. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555